Exhibit 99.2

Portions of transcript of conference call held November 5, 2008

Following is a transcript of portions of the conference call relating to the results of operation and financial condition of Activision Blizzard, Inc. (the “Company”) for the three and nine month periods ended September 30, 2008.  Please refer to Exhibit 99.1 to this Form 8-K for reconciliations and other information regarding the Non-GAAP financial measures included below.  Exhibit 99.1 also contains additional information regarding the Company’s outlook and risk factors affecting the Company’s outlook, including risk factors relating to macroeconomic conditions.  This Exhibit 99.2 should be read in conjunction with Exhibit 99.1 and the more detailed disclosures contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 (which was filed with the SEC on November 10, 2008).

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Kristin Southey:

Good afternoon and thank you for joining us today for Activision Blizzard’s September Quarter conference call.  As always, I will start today’s call with a review of our safe harbor disclosure, followed by comments from Bobby Kotick, CEO, Thomas Tippl, Chief Financial Officer, and Mike Griffith, President and CEO of Activision Publishing, and Mike Morhaime, President and CEO of Blizzard Entertainment.

I would like to remind everyone that statements will be made during this call that are not historical facts and are forward-looking statements.  These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.

The Company cautions that a number of important factors could cause Activision Blizzard’s actual future results and other future circumstances to differ materially from those expressed in any such forward looking statements. Such factors include, without limitation, sales levels of the company’s titles, shifts in consumer spending trends, the impact of the current macroeconomic environment, the seasonal and cyclical nature of the interactive game market, the company’s ability to predict consumer preferences among competing hardware platforms, declines in software pricing, product returns and price protection, product delays, retail acceptance of our products, adoption rate and availability of new hardware and related software, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, litigation, maintenance of relationships with key personnel, customers, vendors and third-party developers, domestic and international economic, financial and political conditions and policies, foreign exchange rates, integration of recent acquisitions and the identification of suitable future acquisition opportunities, our success in integrating the operations of Activision and Vivendi Games in a timely manner, or at all, and our ability to realize the anticipated benefits and synergies of the transaction to the extent, or in the timeframe, anticipated.

These important factors and other factors that potentially could affect the Company’s financial results are described in the Company’s most recent Quarterly Report on Form 10-Q.

The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company’s assumptions or otherwise.

The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

I would also like to note that certain numbers we will be presenting today, including net revenues, operating income, earnings per share, manufacturing and distribution costs, product creation costs, sales & marketing expense and G&A spending, will be made on a Non-GAAP basis excluding the impact of the change in deferred net revenues and cost of sales; expenses related to equity-based compensation costs; the operating results of products and operations from the historical Vivendi Games businesses that the company intends to exit or wind down; one-time costs related to the business combination between Activision and Vivendi Games; the amortization of intangibles and the changes in costs of sales resulting from purchase price accounting adjustments and the associated tax benefits.

In addition, as Thomas will explain in more detail, due to the fact that our business combination is accounted for as a reverse acquisition, we will be presenting additional Non-GAAP information that includes Activision’s standalone results for the periods prior to July 9th, which we refer to as the Non-GAAP comparable basis.  Please refer to our earnings release, which is posted on our website at www.activisionblizzard.com, for reconciliations and further explanations.

I would also like to point out that the numbers we are providing today incorporate all adjustments made for our 2-for-1 stock split that was effective in September.

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Thomas Tippl:

Today I’ll begin with a review of Activision Blizzard’s successful first quarter as a combined company and then I will review our outlook for the balance of the calendar year.

Before I get into the numbers, I would like to remind everyone that due to the nature of reverse merger accounting our historical financials are those of Vivendi Games only. Activision’s results are only included as of the date of the merger. This means that the September GAAP results include the full quarter of Vivendi Games and the results from July 10 through September 30 for Activision. Because Activision’s historical financials can no longer be reported in our financial filings, we understand that many of you will want to consider year-over-year comparisons that go beyond the GAAP numbers until we lap the merger date.

Therefore, in order to provide a more transparent view of our comparable year over year operating results, we have included in our press release a set of schedules for the three and nine month periods for our core business which includes Activision Publishing, Blizzard Entertainment and Distribution.

In these schedules, we outline three sets of numbers on a year-over year-basis.  One set reflects our combined company GAAP results.  The second set reflects our combined company Non-GAAP results, which exclude the items and adjustments Kristin outlined at the beginning of the call, and the third set of numbers reflect our Non-GAAP numbers including Activision’s stand alone results for period prior to July 9th.  We refer to these numbers as Non-GAAP comparables and they represent an-apples to apples comparison for the combined company on a year-over-year basis.  These will be the numbers that I will refer to unless otherwise noted in my commentary.

In addition, we have provided a break out of our non-core Vivendi Games exit division, which we expect to completely wind down by no later than June 2009.  And as always, we have included a GAAP to Non-GAAP reconciliation in today’s press release.

So focusing on the core business results for the first nine months of the calendar year on a Non-GAAP comparable basis, you see very strong momentum with revenue growth of 29% and operating income growth of 46%.

With respect to the September quarter results Activision Blizzard’s GAAP net revenues were $711 million, significantly ahead of our prior outlook.

On a Non-GAAP comparable basis, net revenues for the quarter were $770 million a 26% increase over the prior-year comparable.  Both Activision Publishing and Blizzard Entertainment performed better than expected. For the quarter, we had no new releases and our strong performance was driven by our three wholly owned franchises World of Warcraft, Guitar Hero and Call of Duty.  In addition we launched Star Wars Force: Unleashed, an affiliate label title we publish outside the U.S.

For the quarter, we had a GAAP operating loss of $194 million and a loss per share of 8 cents. This is 5 cents better than our guidance. 3 cents is due to our core operations performing ahead of plan, and 2 cents is due to lower restructuring costs and balance sheet write offs, because we were successful in selling nearly all of the Vivendi Games assets and businesses which we decided not to retain.

Non-GAAP operating income for the quarter for the core business was $122 million. And Non-GAAP operating income on a comparable basis was $113 million.

Non-GAAP earnings per share for our first quarter as a combined company were $0.07. This is 3 cents ahead of our outlook and largely driven by the year round profit generation of Blizzard’s subscription business model while Activision, as expected, posted a small loss due to the lack of new mainline releases in the quarter and continued investment in our large 2009 slate.

With respect to specific line items for the core business of Activision Publishing, Blizzard and Distribution, I will refer only to Non-GAAP numbers.  In the September quarter, Non-GAAP product costs including cost of sales for MMOG’s was 44% of net revenues. This is higher than our outlook due in part to mix as we had higher affiliate revenues and we took a more conservative approach to price protection and return reserves in light of greater macro-economic uncertainty.  [In response to a later question, Mr. Tippl stated that: “On the reserves, we’ve stepped up the reserves at the end of June. On a combined basis, we were right around 29% of gross receivables.  At the end of September, we took that up to about 38% of gross receivables, so we think in light of the uncertainty that’s out there, we are appropriately and prudently positioned for the holiday season from that perspective.”]

Non-GAAP product creation costs for the core business were 19% net revenues, Non-GAAP sales and marketing expense was 13% and Non-GAAP G&A was 7% of net revenues.  In total for the quarter Non-GAAP operating expenses came in at 39% lower than expected.  The favorability was due mainly to operating leverage from higher revenues and tight cost management and higher affiliate mix.

During the quarter, we generated $24 million in investment income, and yields continued to decline as our investments are held in government backed, shorter-term securities to limit credit exposure and provide flexibility to deploy capital.  Our effective Non-GAAP tax rate was 37%.

During the quarter, we also completed a 2-for-1 stock split and we ended the quarter with a diluted share count of 1.33 Billion.

So for our first quarter as a combined company, we are off to a great start. The combined company performance is even stronger when you look at the apples to apples Non-GAAP comparable performance for the first nine months of the calendar year which is well ahead of the prior year and has extended our industry-leading operating margin advantage over other third-party publishers.  For the first nine months of the calendar year, on a combined company Non-GAAP comparable basis, we have generated a 21% operating margin and we have not even hit the holiday quarter, which is typically the highest margin quarter of the year.

Now turning to the balance sheet.  On September 30, we had more than $3 billion in cash and investments, an increase of $1.6 billion vs. the prior quarter, due mainly to transaction-related cash inflows.

In today’s capital market environment we view the strength of our balance sheet as a major competitive advantage. And we are planning to put the cash to work. Today, we announced that our board has authorized up to $1 billion of share repurchases to take advantage of current market conditions. In addition, we believe that the more challenging macro-economic environment could provide unique M&A opportunities for which we are well positioned with our balance sheet, our more predictable cash flow outlook resulting from Blizzard’s subscription business model and the backing of Vivendi as a shareholder.

Now, let me turn to our other key balance sheet positions.

The Accounts Receivable balance was $316 million. This is $85 million lower than last quarter’s balance for Activision stand-alone as we collected receivables from the second quarter launches of Guitar Hero: Aerosmith and Kung Fu Panda.

Inventories were $377 million. This holiday we will launch our largest sku count ever and we began building inventory in the quarter for the multi-platform, multi-instrument, multi-territory launch of Guitar Hero: World Tour and the multi-million unit releases of Call of Duty and the Wrath of the Lich King.

Capitalized software development costs were $246 million as we continued the development of our 2008 holiday slate and our large lineup for 2009.

Capitalized intellectual property costs were only $10 million, down $72 million vs. Activision stand alone last year, due to purchase price accounting adjustments. Under reverse merger accounting, Activision’s pre-merger IP advances had to be reclassified to intangible assets.

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Before I close, I want to provide a brief update on the progress we are making with the integration and synergy capture.  Since the deal announcement we have increased our synergy target by $50 million to a range of $100-$150 million. To date, we have managed to integrate the majority of our operations outside of Europe, while continuing to execute well on the base business as evidenced by our September quarter results. On the synergy side, we are also tracking well. By now we have already locked in a run rate of about $100 million of savings. With the European integration still ahead of us and a number of procurement negotiations still underway for 2009, we are confident that we can deliver towards the high end of our synergy target range. And finally, based on the successful disposal activities our net after tax cash restructuring costs are expected to come in well below the $100 million threshold we set at the time of the merger.

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Michael Griffith:

Before I begin reviewing the holiday quarter and beyond, I want to spend just a minute recapping accomplishments from the September quarter that build a stronger foundation for future growth and margin expansion.

First, as we integrated Vivendi Games, we made well-grounded but swift decisions to streamline our combined operations and take advantage of increased scale and purchasing power, the results of which are reflected in Thomas’ synergy update.

We retained and streamlined the two strongest Vivendi Games studios – High Moon in San Diego and Radical in Vancouver.

We shut down or sold non-strategic and underperforming intellectual property while maintaining and focusing on expanding our portfolio as we reignite two great historical franchises - Crash Bandicoot and Spyro.  In addition, we retained Ice Age, a strong movie related property whose next movie is scheduled in 2009.  And we also retained two new IP’s in development that show strong promise.

In addition, during the quarter, we completed the acquisition of Freestyle Games, a music-oriented developer in the U.K. to expand our European based capacity for Guitar Hero and to stimulate new music innovation.

So in summary, we tackled the integration with Vivendi Games quickly and thoroughly and added key new IP and studio resources to expand our portfolio in the months ahead.

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Michael Morhaime:

Today I’ll talk about our performance this past quarter and then I’ll discuss our plans for the rest of the year.

The September quarter was another strong one for us due to the continued performance of World of Warcraft.  Even though the quarter was bookended by competitors in the MMO space, the World of Warcraft subscriber base continued to grow. Age of Conan launched toward the end of the June quarter, and Warhammer Online came out in mid September. To date, 68% of the players who listed Age of Conan as their reason for cancellation and 46% of players who listed Warhammer as their reason for cancellation have reactivated their subscription to World of Warcraft.

World of Warcraft also managed to grow its subscribership despite the Olympics and the summer vacation period. At the end of the quarter, World of Warcraft had 1.5 million more subscribers than during the same time last year. As a result, our Non-GAAP net revenue was up 19% and our operating income was up 11% compared to last September.

The other big news for us for the quarter was that we launched World of Warcraft in Russia and Latin America. The goal of entering these markets was to grow our World of Warcraft business and to start building the markets in these regions for future products and opportunities. Creating an awareness of Blizzard quality within any given audience helps to grow that audience for future games. We plan to continue seeking long-term opportunities in emerging international markets in the years ahead.

Before I move on, I want to talk about one other highlight from last quarter. In August, we announced the formation of a new joint venture with NetEase for the operation of Battle.net, StarCraft II, and Warcraft III in China. NetEase is a market leader in China, and we’re looking forward to working with them. This partnership shows our continued commitment to Chinese gamers and the local industry there.